Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206355 on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements and financial statement schedules of Conifer Holdings, Inc., appearing in Amendment No. 1 to this Annual Report on Form 10-K/A of Conifer Holdings, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Detroit, MI
May 14, 2018